SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (this “Release”) is entered into as of March 23, 2005 by and between Endwave Corporation (“Endwave”) and Northrop Grumman Space & Mission Systems Corp. (“NGST”).

WHEREAS, NGST and Endwave have entered into an Amended and Restated Supply Agreement No. 1F088, dated as of March 26, 2004 (together with the predecessor Supply Agreement, the “Supply Agreement”), whereby NGST agreed to provide Endwave certain VCO wafers containing circuit name B31-0018-001 (Part Name OXB 114) and circuit name B31-0065-001 (Part Name OXB120) (the “VCO Wafers”) and other products listed in the Supply Agreement (“Other Supply Agreement Products”); Other Supply Agreement Products specifically do not include VCO Wafers;

WHEREAS, NGST and Endwave entered into a MMIC Supply and Module Repair Agreement, dated as of December 30, 2001 (the “Repair Agreement”), whereby, among other things, NGST agreed to provide Endwave replacement VCO Wafers for use in Nokia products;

WHEREAS, NGST and Endwave entered into a Settlement Agreement, dated as of July 24, 2002 (the “Settlement Agreement”), whereby, among other things, Endwave agreed to settle certain Nokia product related claims through the payment of certain sums to NGST;

WHEREAS, NGST has asserted that Endwave owes NGST $2.4 million in connection with the Settlement Agreement (the “NGST Claim”), a figure that Endwave disputes;

WHEREAS, NGST and Endwave wish to settle such dispute in the manner set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the Parties agree as follows:

1.

Definitions.

(a) “Agreements” as used in this Release means, collectively, the Repair Agreement, and the Settlement Agreement.

(b) “Business Relationship” as used in this Release means the entire business, trading, and commercial relationship between the parties established under the Agreements for the period commencing upon execution of the Supply Agreement until the date of execution of this Release, including, without limitation, the Agreements and the Supply Agreement, to the extent dealing with VCO Wafers.

(c) “Dispute” as used in this Release means any and all disputes between NGST and Endwave, whether pending, actual, contingent, or prospective, arising out of or in connection with the Business Relationship and/or goods/services supplied in connection with the Business Relationship.

(d) “NGST” as used in this Release means Northrop Grumman Space & Mission Systems Corp., a corporation duly organized under the laws of the State of Ohio, and any of its predecessors, successors, assigns, businesses, affiliates, subsidiaries, divisions, parent companies, partnerships, limited partnerships, partners, predecessors, officers, directors, trustees, conservators, employees, agents, contractors, representatives, shareholders, members and attorneys and all persons or entities claiming through NGST or any of its predecessors, successors, assigns, businesses, affiliates, subsidiaries, divisions, parent companies, partnerships, limited partnerships, partners, predecessors, officers, directors, trustees, conservators, employees, agents, contractors, representatives, shareholders, stockholders, members and attorneys, who are in privity with them or any of them and all other persons firms, entities, and corporations whatsoever to whom and for whom whose conduct NGST may be liable.

(e) “Endwave” as used in this Release means Endwave Corporation and any of its successors, assigns, businesses, affiliates, subsidiaries, divisions, parent companies, partnerships, limited partnerships, partners, predecessors, officers, directors, trustees, conservators, employees, agents, contractors, representatives, shareholders, members and attorneys and all persons or entities claiming through Endwave or any of its successors, assigns, businesses, affiliates, subsidiaries, divisions, parent companies, partnerships, limited partnerships, partners, predecessors, officers, directors, trustees, conservators, employees, agents, contractors, representatives, shareholders, members and attorneys, who are in privity with them or any of them and all other persons firms, entities, and corporations whatsoever to whom and for whom whose conduct Endwave may be liable.

2. Termination and Release.

(a) Promptly following the execution hereof by Endwave and NGST, NGST shall:

(i)	deliver to Endwave, without charge, 18 VCO Wafers (13 OXB114 wafers and 5 OXB120 wafers) in satisfaction of its obligations under the Repair Agreement (the “Repair Agreement Wafers”); and

(ii)	deliver to Endwave 103 VCO Wafers (54 OXB114 wafers and 49 OXB120 wafers) as a lifetime purchase under the Supply Agreement (the “Supply Agreement Wafers”) at the cost of $1,000 per wafer. The above quantities and wafer pricing represents a one-time, last-time purchase. NGST shall have no obligation to provide additional product quantities beyond the quantities listed above.

(iii)	Accept an Endwave issued modification to Purchase Order 20004058, originally issued on December 20, 2004, to reflect the discounted prices and increased quantities represented by 2.a.(i) and 2.a.(ii) immediately above.

(b) Promptly following the execution hereof by Endwave and NGST, Endwave shall pay to NGST, by wire transfer, the sum of US$300,000 (Three Hundred Thousand US Dollars) in satisfaction of its obligations under the Settlement Agreement.

(c) Endwave shall, within 30 days of the invoice (or each respective invoice, to the extent that the Supply Agreement Wafers are not all delivered at once) for the Supply Agreement Wafers, pay to NGST the sum of US$103,000 (One Hundred and Three Thousand US Dollars) as payment for the Supply Agreement Wafers.

(d) The Repair Agreement Wafers and the Supply Agreement Wafers will satisfy the requirements set forth in Attachment 1 hereto and shall be delivered in accordance with the schedule set forth in Attachment 1 hereto. Acceptance of the Repair Agreement Wafers and the Supply Agreement Wafers shall occur within 14 days of delivery to Endwave; to the extent that Endwave has not rejected in writing any Repair Agreement Wafer or Supply Agreement Wafer within 30 days of delivery, such Repair Agreement Wafer or Supply Agreement Wafer shall be deemed accepted for all purposes. NGST’s sole obligation and liability with respect to properly rejected (prior to acceptance or deemed acceptance) Repair Agreement Wafers and Supply Agreement Wafers shall be to provide a replacement. Further, with regard to Other Supply Agreement Products delivered by NGST to Endwave after the date hereof, NGST’s obligation and liability with respect to such Other Supply Agreement Products shall be limited to repair or replacement as provided in Section 7 of the Supply Agreement; the Parties agree that NGST shall have no other liability with regard to Other Supply Agreement Products.

(e) Upon acceptance as provided in (d) above, the Repair Agreement Wafers and the Supply Agreement Wafers are subject to the following limitations:

THE REPAIR AGREEMENT WAFERS AND SUPPLY AGREEMENT WAFERS ARE DELIVERED ON AN “AS IS, WHERE IS”, NO WARRANTY BASIS AND NGST DISCLAIMS ALL OTHER WARRANTIES, CONDITIONS OR REPRESENTATIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY, WHETHER ARISING BY LAW, CUSTOM, CONDUCT OR USAGE OF TRADE, ARE HEREBY WAIVED AND DISCLAIMED.

(f) The Agreements and all obligations of the Parties thereunder are terminated. The Parties agree that this Release constitutes the amendment of the Supply Agreement whereby Endwave’s ability to purchase, and NGST’s obligation to supply, VCO Wafers is hereby eliminated.

(g) Endwave hereby releases and forever discharges NGST from and against any and all claims, demands, suits, causes of action, obligations and liabilities of whatever nature or kind, whenever or wherever arising, whether or not known or unknown, suspected or claimed, which Endwave now has or ever had, or may hereafter have, against NGST and which relate directly or indirectly to the Repair Agreement, the Settlement Agreement, the Supply Agreement (provided, that NGST shall continue to have the obligation to provide Endwave Other Supply Agreement Products to the extent Endwave orders such Other Supply Agreement Products as permitted in the Supply Agreement and NGST shall continue to have warranty obligations with respect to Other Supply Agreement Products delivered after the date hereof as provided in section 2(d) above), the Other Supply Agreement Products (except as provided in section 2(d) above), the Repair Agreement Wafers or the Supply Agreement Wafers; provided, that this release and discharge shall become effective and applicable to each Repair Agreement Wafer or Supply Agreement Wafer only after it has been accepted or deemed accepted by Endwave; further provided, that nothing herein shall prevent Endwave from enforcing NGST’s agreements set forth in section 2(a) of this Release.

(h) NGST hereby releases and forever discharges Endwave from and against any and all claims, demands, suits, causes of action, obligations and liabilities of whatever nature or kind, whenever or wherever arising, whether or not known or unknown, suspected or claimed, which NGST now has or ever had, or may hereafter have, against Endwave and which relate directly or indirectly to the Repair Agreement, the Settlement Agreement, the Supply Agreement (but only to the extent that the Supply Agreement concerns the sale of, or any obligations or liability related to, VCO Wafers), the Repair Agreement Wafers or the Supply Agreement Wafers; provided, that this release and discharge shall become effective and applicable to each Repair Agreement Wafer or Supply Agreement Wafer only after it has been accepted or deemed accepted by Endwave; further provided, that nothing herein shall prevent NGST from enforcing Endwave’s agreements set forth in sections 2(b) and 2(c) of this Release and this indemnity shall not apply thereto.

(i) This Release constitutes legal, valid and binding obligations of each of

Endwave and NGST, enforceable against each of Endwave and NGST in accordance with its terms.

(j) The execution or delivery of this Release by each of the Parties shall not constitute or be construed in any manner as an admission, express or implied, by any of the Parties of any liability, or of the truth or falsity of any of the claims or allegations discussed in this Release. Each of the Parties acknowledges and agrees that the other Party shall have no liability to it for any alleged violation of any law, statue, regulation, duty, purchase order or contract.

(k) Except to the extent required by law or court order, the Parties agrees that, at no time, shall either publicly disparage or make any remarks or other publications addressing the other in an unfavorable manner in conjunction with any of the agreements or products described in this release.

3. Full and Final Release.

This Release is intended to be a full and final release and waiver of any and all potential claims of Endwave and NGST arising out of or related to the Repair Agreement, the Settlement Agreement, the Supply Agreement (provided that NGST shall continue to have obligations with regard to Other Supply Agreement Products as provided in Section 2, and only those obligations, and Endwave’s obligations under the Supply Agreement are released only to the extent that the Supply Agreement concerns the sale of, or any obligations or liability related to, VCO Wafers), the Other Supply Agreement Products (except as provided in Section 2(d) herein), the Repair Agreement Wafers or the Supply Agreement Wafers. This Release covers all claims of every nature and kind whatsoever, express or implied, known or unknown, suspected or unsuspected, arising out of or related to the Repair Agreement, the Settlement Agreement, the Supply Agreement (provided that NGST shall continue to have obligations with regard to Other Supply Agreement Products as provided in Section 2, and only those obligations, and Endwave’s obligations under the Supply Agreement are released only to the extent that the Supply Agreement concerns the sale of, or any obligations or liability related to, VCO Wafers), the Other Supply Agreement Products (except as provided in Section 2(d) herein), the Repair Agreement Wafers or the Supply Agreement Wafers. Each of NGST and Endwave hereby expressly relinquishes and waives, with regard to the Repair Agreement, the Settlement Agreement, the Supply Agreement (provided that NGST shall continue to have obligations with regard to Other Supply Agreement Products as provided in Section 2, and only those obligations, and Endwave’s obligations under the Supply Agreement are released only to the extent that the Supply Agreement concerns the sale of, or any obligations or liability related to, VCO Wafers), the Other Supply Agreement Products (except as provided in Section 2(d) herein), the Repair Agreement Wafers or the Supply Agreement Wafers, all rights under S.1542 of the Civil Code of the State of California, which section reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE AGREEMENT, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

4.

Indemnity.

(a) Endwave shall defend, protect and indemnify NGST and hold NGST harmless from and against any and all costs, liabilities, expenses, claims, causes of action, fees (including fees of attorneys) and charges (“Costs”) arising out of or related to the assertion by Endwave against NGST that arises out of or as related to the Repair Agreement, the Settlement Agreement, the Supply Agreement, the Repair Agreement Wafers, the Supply Agreement Wafers, the Other Supply Agreement Products or this Release; provided, that nothing herein shall prevent Endwave from enforcing NGST’s agreements set forth in section 2(a) of this Release or NGST’s obligations with regard to Other Supply Agreement Products, as limited in Section 2 herein, and this indemnity shall not apply thereto.

(b) NGST shall defend, protect and indemnify Endwave and hold Endwave harmless from and against any and all Costs arising out of or related to the assertion by NGST against Endwave that arises out of or as related the Repair Agreement, the Settlement Agreement, the Supply Agreement (but only to the extent that the assertions relate to the sale of, or any obligations or liability of Endwave related to, VCO Wafers), the Repair Agreement Wafers, the Supply Agreement Wafers or this Release; provided, that nothing herein shall prevent NGST from enforcing Endwave’s agreements set forth in sections 2(b) and 2(c) of this Release or taking actions with regard to Endwave’s agreement set forth in section 2(k) of this Release and this indemnity shall not apply thereto.

5. No Assignments.

Each of the Parties represents and warrants that it has not assigned or in any way transferred any of the rights and claims which are intended to be the subject of this Release. This Release shall be binding upon each party’s respective successors and assigns.

6. Costs.

Each party shall bear its own costs and attorneys’ fees incurred in connection with the negotiation and execution of this Release.

7. Restoration of Rights after Bankruptcy.

In the event that any of the payments set forth in Section 2.b hereto are avoided by a Bankruptcy Court or similar court in an insolvency proceeding of Endwave, including an assignment for the benefit of creditors, all of NGST’s rights under the Settlement Agreement shall be restored, and Endwave hereby stipulates and agrees that in such event: (a) the full amount of the NGST Claim, excluding interest and attorneys’ fees thereon from the date of this Release (the “Full Claim”) shall be deemed an allowed claim in such insolvency proceeding or assignment, and (b) all rights to contest the Full Claim or to impair such allowed claim in any plan of reorganization are waived.

8. Miscellaneous.

(a) Each Party agrees that in executing this Release it has not relied upon any warranty or representation other than those set forth herein and that prior to executing this Release, each Party represents that it has consulted such legal or other experts as it deems necessary or appropriate before entering into this Release. Each Party represents and warrants that it has executed this Release with full knowledge of the contents and meanings thereof and pursuant to the advice of legal counsel. Further, Endwave represents and warrants that, at the time of its execution of this Release, it is solvent.

(b) This Release shall be governed, construed and enforced in accordance with the laws of California. All disputes arising out of or related to this Release shall be resolved in mediation under the rules and auspices of JAMS in Los Angeles, California.

(c) Each Party agrees that should any part of this Release be declared or be determined by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining provisions, terms and conditions of this Release shall not be effected thereby, and said illegal, unenforceable or invalid provision, terms or condition shall be deemed not to be a part of this Release or such assignment.

(d) This Release constitutes the entire agreement of the Parties relating to the subject matter hereof and fully supersedes any and all prior agreements, or understandings, written or oral, express or implied, by and between the Parties.

(e) Except as required by law or court order, neither party shall disclose to any third parties (other than its legal, accounting or financial advisers or its parent or subsidiary corporations) the terms or the existence of this Release.

(f) All terms of this Release were negotiated between the parties at arm’s length. The parties agree that in the event a dispute arises in connection with this Release, the terms contained in this Release shall be given their plain meaning, and that no term shall be construed in favor of one party over the other by virtue of one party having drafted a term in this Release.

(g) It is understood and agreed that this Release is the compromise of doubtful and disputed claims, and that the payments made, goods exchanged or services performed hereunder are not to be construed as an admission of liability, responsibility or culpability on the part of any party herein, and that the Parties deny liability therefor and intend merely to avoid litigation and buy their peace.

(h) Except as otherwise agreed between the Parties, any notice or communication given under this Release or in connection with the matters contemplated by it shall be in writing. All notices and communications required or permitted to be given under this Release will be deemed to be given three (3) days after transmission by facsimile message or telex confirmed by letter deposited in the official mail as registered or certified airmail, postage prepaid and addressed to the other party at their respective addresses set forth below (unless by such notice a different person or address will have been designated):

If to Endwave:	Endwave Corporation
776 Palomar Avenue
Sunnyvale, California 94085
Attn: President and CEO
If to NGST:	Northrop Grumman Space Technology
One Space Park Drive
Redondo Beach, CA 90278
Attn:

(i) This Release may be executed in two counterparts, which shall together constitute one Release. The Parties may enter into this Release by signing any such counterpart.

(j) Neither the making of this Release nor the performance of any part of the provisions hereof shall be construed to establish a partnership or joint venture relationship. The Parties expressly agree that their relationship shall be that of independent entities contracting at arms-length with each other.

IN WITNESS WHEREOF, each Party hereby executes this Release as of March 23, 2005.

ENDWAVE CORPORATION NORTHROP GRUMMAN SPACE & MISSION SYSTEMS CORP.

By:_/s/ Edward A. Keible, Jr.     By: /s/ William Gallis

Name:Edward A. Keible, Jr.	Name:	William Gallis
Title: Chief Executive Officer	Title:	Assistant Secretary

ATTACHMENT 1

WAFER SPECIFICATIONS;
DELIVERY AND PAYMENT SCHEDULE

ATTACHMENT I
Wafer Specifications; Delivery and Payment Schedule
A. WAFER SPECIFICATIONS
Wafers shall meet NGST’s PCM specifications and pass NGST’s 20-site sample commercial visual inspection
B. DELIVERY SCHEDULE
	Estimated	Quantity
OXB 114
a. Last Time Buy Wafers at Purchase Price of $1000/Wafer
Already Delivered	Delivered	11
Shipment #1	Shipped 18-Mar	4
Shipment #2	22-Mar	4
Shipment #3	30-Mar	4
Shipment #4	7-Apr	5
Shipment #5	1-Jun	12

Shipment #6	30-Jun	14

Total		54
b. Free Replacement Wafers
Shipment #6	1-Jul	13
OXB 120
c. Last Time Buy Wafers at Purchase Price of $1000/Wafer
Already Delivered	Delivered	6
Shipment #1	29-Apr	4
Shipment #2	29-Apr	5
Shipment #3	3-May	10
Shipment #4	10-May	9
Shipment #5	1-Jun	10
Shipment #6	1-Jul	5

		49
d. Free Replacement Wafers
Shipment #7	1-Jul	5
Note: Delivery Dates are estimates only; actual delivery dates are subject to change, at the sole discretion of NGST. NGST shall be under no obligation to meet Delivery Date.
C. PAYMENT SCHEDULE
All payments shall be due 30 days from the invoice date of the shipment, in accordance with Section 2(c)